Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP, Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

RICHARD L. ALLOWAY II ELECTED

TO THE BOARD OF DIRECTORS OF

ACNB CORPORATION

GETTYSBURG, PA, June 3 — State Senator Richard L. Alloway II was recently elected to the Board of Directors of ACNB Corporation at the Corporation’s Annual Meeting of Shareholders.  Mr. Alloway will serve as a Class 2 Director for a three-year term, which expires in 2018.  He will also serve on the Board of Directors for the Corporation’s banking subsidiary, ACNB Bank.

“Senator Alloway represents southcentral Pennsylvania with distinction,” stated Thomas A. Ritter, President & CEO of ACNB Corporation and ACNB Bank.  “His district aligns very well with the markets we serve, and his insights will be very valuable to the Board of Directors.  We are glad to have Senator Alloway as a Director for both ACNB Corporation and ACNB Bank.”

Mr. Alloway serves as Pennsylvania State Senator for the 33rd District, which includes all of Adams County as well as portions of Cumberland, Franklin and York Counties.  He was originally elected State Senator in November 2008, and won re-election in 2012.  Senator Alloway serves as a member of the Senate Republican leadership team as Majority Caucus Secretary, for which he is responsible for overseeing and reviewing all of the executive nominations submitted to the Senate for confirmation.  In 2014, Senator Alloway was chosen to receive the Guardian of Small Business Award by the National Federation of Independent Business.  This award is presented annually to legislators who work to protect the future of free enterprise and promote policies that help small businesses.

MORE…

A Franklin County native, Senator Alloway is a graduate of Chambersburg Area Senior High School.  He earned a bachelor degree in government from Shippensburg University, and later also graduated from Widener Law School.  He and his wife, Shannon, reside in Chambersburg.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 21 retail banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York.  In addition, the Bank operates a loan office in York, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  On March 31, 2015, total assets of ACNB Corporation were $1.1 billion.  For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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ACNB #2015-12

June 3, 2015